Exhibit 99.1

Eikon Therapeutics Presents Updated EIK1001 Data from TeLuRide-005 at the European Society for Medical Oncology Congress

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TLR7/8 dual-agonist EIK1001 plus pembrolizumab and chemotherapy in first-line, stage 4 non-small cell lung cancer (NSCLC) demonstrates durable effect in combination with standard-of-care, and a tolerability profile supportive of systemic administration in an outpatient setting
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With median follow-up of 12.7 months, objective response rate (ORR) for the squamous cohort was 72% and disease control rate (DCR) was 100%, with a median duration of response of 12.9 months and multiple participants continuing in active follow-up
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TeLuRide-008, an ongoing adaptive Phase 2/3 trial of EIK1001 in NSCLC, actively enrolling, with a prespecified interim analysis for dose selection anticipated in 2H 2027

MILLBRAE, Calif., October 26, 2026 -- Eikon Therapeutics, Inc. (Nasdaq: EIKN) (“Eikon”), a late-stage clinical biopharmaceutical company dedicated to developing innovative medicines to address serious unmet medical needs, today announced the presentation of updated data for EIK1001 at the 2026 European Society for Medical Oncology (ESMO) Congress in Madrid, Spain.

“These updated results presented at ESMO from the squamous NSCLC cohort build on the mature non-squamous cohort data presented at ASCO and further support the potential of adding EIK1001 to pembrolizumab and chemotherapy,” said Roy Baynes, M.D., Ph.D., Chief Medical Officer of Eikon. “The observed response and disease control rates, as well as a 12.9-month median duration of response, are encouraging, with several patients remaining in active follow-up. These findings support continued evaluation of this combination for patients with advanced NSCLC.”

EIK1001 Clinical Update:

Updated data from the open-label TeLuRide-005 trial evaluating TLR7/8 dual-agonist EIK1001 in combination with both pembrolizumab and histology-appropriate chemotherapy in participants with advanced NSCLC demonstrates potentially durable effect of EIK1001 in combination with standard of care, as well as a tolerability profile supportive of systemic administration in an outpatient setting, a potential key differentiator of EIK1001 from previous TLR7/8 targeted therapies.

In TeLuRide-005, 72 participants with previously untreated stage 4 NSCLC received intravenous EIK1001 once-weekly (QW) combined with standard of care pembrolizumab plus histology-appropriate chemotherapy once every third week (Q3W). After 8 cycles, EIK1001 administration was reduced to Q3W. The maximum treatment duration is 2 years (up to 35 cycles) for EIK1001 in combination with pembrolizumab, with pemetrexed continued at the discretion of the Investigator for non-squamous participants.

At the July 13, 2026, safety data cutoff, among the safety evaluable population (n=72: 39 non-squamous; 33 squamous), the combination of EIK1001 with pembrolizumab and chemotherapy was generally well tolerated, with an adverse event (AE) profile similar to standard-of-care alone. Grade 3 or higher treatment-related adverse events (TRAEs) occurred in 48.6% of participants, and TRAEs led to treatment discontinuation in 6.9%. The most common Grade 3 or higher TRAEs were neutropenia (30.6%), anemia (9.7%), and thrombocytopenia (9.7%). Cytokine release syndrome events were all low-grade (Grade 1, n=5; Grade 2, n=2), and there were no Grade 3 or higher events. There were no TRAEs that led to death. This profile was sufficient to support administration in an outpatient setting during the ongoing trial.

Among the efficacy-evaluable population (n=65: 36 non-squamous; 29 squamous), EIK1001 treatment in combination with pembrolizumab and chemotherapy pooled data with a median follow-up of 17.2 months resulted in a 63.1% objective response rate (ORR) and 89.2% disease control rate (DCR) at the efficacy data cutoff of October 1, 2026. Objective responses were observed across all PD-L1 tumor proportion score (TPS) subgroups. Among participants in the squamous cohort, an ORR of 72.4% and a DCR of 100% were observed, respectively, with a median follow-up of 12.7 months and a median duration of response (DOR) of 12.9 months at the efficacy data cutoff. Among participants in the non-squamous cohort, an ORR of 55.6% and a DCR of 80.6% were observed, respectively, with a median follow-up of 17.9 months. The median DOR in the non-squamous cohort was 11.2 months at the efficacy data cutoff.

In addition to the TeLuRide-005 data presented at ESMO, Eikon is currently conducting a Phase 2/3 registrational trial of EIK1001 in combination with pembrolizumab and histology-appropriate chemotherapy in systemic therapy-naïve participants with stage 4 non-squamous or squamous NSCLC, also known as TeLuRide-008 (NCT07365319). Eikon expects to conduct a first interim analysis to select the single dose of EIK1001 to take forward for the remainder of this trial in the second half of 2027.

About Eikon Therapeutics

Eikon is a late-stage clinical biopharmaceutical company dedicated to building a global, fully integrated organization developing innovative medicines to address serious unmet medical needs. Eikon’s initial focus is oncology, where it is advancing a pipeline of drug candidates targeting areas of high unmet need that could eventually become critical medicines for the treatment of various cancers. Eikon deploys its technology platform, including its proprietary single molecule tracking system, to develop internally derived novel therapies, while also leveraging the deep expertise of its management team to in-license promising assets. Eikon’s vision is to become a generational leader by purposefully integrating traditional biology research with advanced engineering to develop better medicines faster. For more information, visit www.eikontx.com.

About NSCLC

Lung cancer is one of the most common cancers globally, with NSCLC making up 80% to 85% of all lung cancer cases. NSCLC is often diagnosed at advanced stages when treatment options are more limited and there remains significant unmet medical need in this patient population. The main subtypes of NSCLC are adenocarcinoma, squamous cell carcinoma, and large cell carcinoma. The current standard of care for stage 4 NSCLC, combining immune checkpoint inhibitors (ICIs) (e.g., pembrolizumab) plus histology-appropriate chemotherapy confers significant clinical benefit over chemotherapy alone, yet many patients progress nonetheless, highlighting the large unmet medical need in the management of this disease.

About EIK1001

EIK1001 is an investigational, systemically administered dual-agonist of Toll-like receptors 7 and 8, designed to stimulate both innate and adaptive immune responses. In Phase 1 trials of

EIK1001, single-agent activity was observed in patients with advanced malignancy. This mechanism may complement the anti-tumor immune response engendered by PD-(L)1 blockade. EIK1001 has been studied in over 600 participants and observed to be well-tolerated to date, both as a monotherapy and in combination with PD-(L)1-specific antibody-based therapy.

About TeLuRide-005

TeLuRide-005 (NCT06246110) is a multicenter, open-label trial of once-weekly (QW) systemically administered EIK1001 in combination with standard of care, once every third week (Q3W) pembrolizumab and histology-appropriate chemotherapy in first-line, treatment-naïve participants with stage 4 NSCLC. Enrollment completed in the first quarter of 2026.

Forward-Looking/Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts are hereby identified as forward-looking statements for this purpose. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the therapeutic potential, safety, and efficacy of Eikon’s product candidates; the potential to further develop Eikon’s product candidates; the timing for anticipated data readouts; expected milestones and business objectives, including Eikon’s anticipated presentations at the 2026 ESMO Congress; and other statements regarding Eikon’s future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: our limited operating history; our significant net losses incurred since inception and the likelihood of incurring additional losses for the foreseeable future; our need for substantial additional funding; the early stage of development of many of our product candidates and the possibility that our product candidates may fail in development; our dependence on the success of our current product candidates; our ability to leverage our technology platform to enable more informed drug research and development; legal and regulatory risks; intellectual property-related risks; and those risks, uncertainties and other factors discussed under the caption “Risk Factors” and elsewhere in Eikon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission (“SEC”) on August 13, 2026, and in other public filings with the SEC in the future.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and Eikon undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Investors

Alfred “Freddie” Bowie, Ph.D., CFO

ir@eikontx.com

Media

Colin Sanford

colin@bioscribe.com